Exhibit 10.2

FIRST AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC.
AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

This First Amendment (this “First Amendment”) to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”) is effective as of June 26, 2013.

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan without participant consent provided that the amendment does not impair the rights of a participant under an award granted under the Plan and without the approval of the shareholders except to increase the total number of common shares of the Company available for issuance under the Plan or to change the employees or class of employees eligible to participate in the Plan; and

WHEREAS, the Board desires to amend the Plan to align the performance goals upon which the grant or vesting of awards under the Plan may be based with the performance criteria which may be used in establishing the conditions of a performance award under the Worthington Industries, Inc. Annual Incentive Plan for Executives;

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1. Section 11(b) of the Plan is hereby deleted in its entirety and the following is substituted therefor:

 (b)  Performance Goals.  If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following:

(i)	Income or earnings (before or after interest, taxes, depreciation, amortization and/or other items);
(ii)	Earnings per Share;
(iii)	Economic value added;
(iv)	Sales or revenues;
(v)	Growth;
(vi)	Operating income;
(vii)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue);
(viii)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment);
(ix)	Gross, operating or other margins;
(x)	Productivity ratios or other productivity measures;
(xi)	Share price (including, but not limited to, growth measures and total shareholder return);
(xii)	Expense reduction, expense targets or cost control;
(xiii)	Operating or other efficiencies;
(xiv)	Market share;
(xv)	Developing new markets, new products and/or new lines of revenue; or
(xvi)	Identifying and completing acquisitions.

Such performance goals may be stated in absolute terms or relative to comparison entities, indices or other measures to be achieved during a Performance Period and may be applied solely with reference to the Company or an affiliate, business unit or division of the Company or relatively between the Company or an affiliate, business unit or division of the Company and one or more unrelated entities or business units or indices.

The Committee may provide in any performance goal that any evaluation of performance may include or exclude the impact of specific items related to the time period over which performance is evaluated including the following:  (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in or the effects of tax laws, accounting principles (or interpretations thereof), accounting methods (including the differences between LIFO and FIFO accounting methods), or other laws or provisions affecting reported results; (iv) any reorganization or restructuring program or restructuring costs; (v) extraordinary or non-recurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect an Award subject to this Section 11, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder for deductibility.

Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by the Company’s duly authorized officer effective as of the date first set forth above.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Name: Dale T. Brinkman Title: Vice President-Administration and General Counsel